Exhibit 10.7

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 11 day of September, 2007, between Activision Publishing, Inc. (the “Employer”) and George Rose (“you”).

RECITAL

The Employer desires to employ you, and you desire to be so employed by the Employer, on the terms and subject to the conditions set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual promises set forth in this Agreement, the Employer and you hereby agree as follows:

1.             Term of Employment

(a)           The term of your employment under this Agreement (the “Term”) commenced effective as of April 1, 2007 (the “Effective Date”) and shall end on March 31, 2010 (the “Expiration Date”) or such earlier date on which your employment is terminated under Section 10. At least six (6) months prior to the Expiration Date, you and the Employer each agree to provide the other party notice of intent not to continue employment following the Expiration Date.

(b)           Except as set forth in Section 12(t), upon the Expiration Date (or such earlier date on which your employment is terminated pursuant to Section 10) all obligations and rights under this Agreement shall immediately lapse. If your employment continues beyond the Expiration Date, you shall be an at-will employee whose employment may be terminated by either of the parties to this Agreement at any time for any reason.

2.             Compensation

(a)           Subject to the provisions of this Agreement, in full consideration for all rights and services provided by you under this Agreement, during the Term you shall receive the compensation set forth in this Section 2.

(b)           Commencing on the Effective Date, you shall receive an annual base salary (“Base Salary”) of $475,000.00 paid in accordance with the Employer’s payroll policies in effect from time to time. On each anniversary of the Effective Date during the Term, your Base Salary shall be reviewed and may be increased, but not decreased, by an amount determined by the Board of Directors (the “Board”) of Activision, Inc., the parent company of the Employer (“Activision”) or the Compensation Committee of the Board (the “Compensation Committee”), in its sole and absolute discretion; provided, however, that the annual increase shall be no less than four percent (4%) per year.

(c)           During the Term you will be eligible to receive an annual discretionary bonus (the “Annual Bonus”). Your target Annual Bonus during the Term will be seventy five percent (75%) of your Base Salary in effect at the time bonus criteria for the year are established; provided, however, that the actual amount of the Annual Bonus, if any, shall be determined by the Compensation Committee in its sole and absolute discretion based on the achievement of personal, financial and business objectives and goals. The Annual Bonus will be paid at the same time bonuses are paid to senior executives, but in no event later than June 15th of the year following the fiscal year to which the Annual Bonus relates. Except as otherwise set forth in this Agreement, you must remain continuously employed by the Employer, Activision or their subsidiaries or affiliates (collectively, the “Activision Group”) through the date on which the Annual Bonus is paid to be eligible to receive such Annual Bonus.

(d)           Subject to the approval of the Compensation Committee, the Employer will grant to you a non-qualified stock option to purchase 240,000 shares of Activision’s common stock (the “Options”) and 25,000 restricted share units which represent the conditional right to receive shares of Activision’s common stock (the “RSUs”, and collectively with the Options, the “Equity Awards”).

(i)            The Options will vest ratably over three years, with one-third of the Option vesting on March 31st of each of 2008, 2009 and 2010 subject to your remaining employed by the Activision Group through each vesting date.

(ii)           The RSUs will vest in full on March 31, 2010 subject to your remaining employed by the Activision Group through such vesting date; provided, however, that vesting of 25% of the RSUs will occur if Activision meets or exceeds the 2008 Annual Operating Plan operating income objectives established by the Compensation Committee and vesting of an additional 25% of the RSUs will occur if Activision meets or exceeds the 2009 Annual Operating Plan operating income objectives established by the Compensation Committee.

You acknowledge that the Equity Award grants made pursuant to this Section 2(e) are expressly conditioned upon approval by the Compensation Committee, and that the Compensation Committee has discretion to approve or disapprove the grants and/or to determine and make modifications to the terms of the grants. The Equity Awards shall be subject to all terms of the Activision 2003 Incentive Equity Plan (the “Plan”) and Activision’s standard forms of award agreements. In the event of a conflict between this Agreement and the terms of the Plan or award agreements, the Plan or the award agreements, as applicable, shall govern.

(e)           Within thirty (30) days following the date this Agreement is executed, the Employer shall pay you a lump sum amount of $57,500, representing the base salary you would have received had the Agreement been executed on April 1, 2007.

(f)            The Employer agrees that it shall indemnify and hold you harmless to the fullest extent permitted by Delaware law from and against any and all liabilities, costs and claims, and all expenses actually and reasonably incurred in connection therewith, including, without limitation, all costs and expenses actually and reasonably incurred by you in defense of litigation arising out of your employment hereunder.

3.             Title; Location

During the Term, you shall serve as the Chief Legal Officer of the Employer. Your principal place of business shall be the Employer’s headquarters in Santa Monica, California; provided, however, that you acknowledge and agree that you may be required to travel from time to time for business reasons.

4.             Duties

Upon commencement of the Term you shall report directly to the Chief Executive Officer and shall have such duties commensurate with your position as may be assigned to you by the Chief Executive Officer from time to time. You are also required to read, review and observe all of the Employer’s existing policies, procedures, rules and regulations in effect from time to time during the Term. You shall devote your full-time working time to your duties hereunder, shall faithfully serve the Activision Group, shall in all respects conform to and comply with the lawful directions and instructions given to you in good faith by the Board and shall use your best efforts to promote and serve the interests of the Activision Group. Further, you shall not, directly or indirectly, render services to any other person or organization without the consent of Chief Executive Officer or otherwise engage in activities that would interfere significantly with your faithful performance of your duties hereunder; provided, however, that you may serve on civic or charitable boards or engage in charitable activities without remuneration if doing so is not inconsistent with or adverse to your employment hereunder.

5.             Expenses

To the extent you incur necessary and reasonable travel or other business expenses in the course of your employment, you shall be reimbursed for such expenses, upon presentation of written documentation in accordance with the Employer’s policies in effect from time to time.

6.             Other Benefits

(a)           During the Term you shall be entitled to participate in all health, welfare, retirement, pension, life insurance, disability and similar plans, programs and arrangements generally available to senior executives of the Employer, as amended from time to time.

(b)           During the Term, you will be entitled to participate in all perquisite programs generally available from time to time to senior executives of the Employer on the terms and conditions then prevailing under such programs.

(c)           The Employer will provide you during the Term, at the Employer’s expense, with a supplemental term life insurance policy with a benefit amount of $2,000,000 through a carrier of the Employer’s choice.

(d)           You expressly agree and acknowledge that after the Expiration Date (or such earlier date on which your employment is terminated pursuant to Section 10), you are entitled to no additional benefits, except as specifically provided in this Agreement and the benefit plans in which you participate during the Term, and subject in each case to the terms and conditions of each such plan.

7.             Vacation and Paid Holidays

(a)           You will be entitled to paid vacation days in accordance with the normal vacation policies of the Employer in effect from time to time; provided, however, that in no event shall you be entitled to less than twenty (20) paid vacation days per year.

(b)           You shall be entitled to all paid holidays allowed by the Employer to its full-time employees in the United States.

8.             Protection of the Employer’s Interests

(a)           Duty of Loyalty. During the Term, you will owe a “Duty of Loyalty” to the Employer, which includes, but is not limited to, your not competing in any manner, whether directly or indirectly, as a principal, employee, agent, owner, or otherwise, with the Employer, or any affiliate of the Employer; provided, however, that nothing in this Section 8(a) will limit your right to own up to five percent (5%) of any of the debt or equity securities of any business organization that is then required to file reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(b)           Policy Compliance. You confirm that you have read, understand and will comply with the Employer’s policies, procedures and rules in effect from time to time, including without limitation, the Code of Business Conduct and Ethics and the Code of Ethics for Senior Executive Officers, as amended from time to time.

(c)           Property of the Employer. All rights worldwide with respect to any and all intellectual or other property of any nature produced, created or suggested by you during the term of your employment or resulting from your services which (i) relate in any manner at the time of conception or reduction to practice to the actual or demonstrably anticipated business of the Employer, (ii) result from or are suggested by any task assigned to you or any work performed by you on behalf of the Employer, or (iii) are based on any property owned or idea conceived by the Employer, shall be deemed to be a work made for hire and shall be the sole and exclusive property of the Employer. You agree to execute, acknowledge and deliver to the Employer, at the Employer’s request, such further documents, including copyright and patent assignments, as the Employer finds appropriate to evidence the Employer’s rights in such property. Your agreement to assign to the Employer any of your rights as set forth in this Section 8(c) shall not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870, where no equipment, supplies, facility or trade secret information of the Employer were used and that was developed entirely upon your own time, and that does not relate to the Employer’s business, and that does not result from any work performed by you for the Employer.

(d)           Covenant Not to Shop. During the Term, you shall not seek or negotiate for employment with any entity or person outside of the Activision Group. Notwithstanding the foregoing, during the final six (6) months of the Term you may seek or negotiate employment outside of the Activision Group upon written notice to the Employer. During the search process you shall remain strictly subject to your continuing obligations under this Agreement, including, without limitation, your duty of loyalty, compliance with the Employer’s policies and your confidentiality obligations.

(e)           Confidentiality. No confidential or proprietary information of the Activision Group shall be used by you or disclosed or made available by you to any person except as required in the course of your employment, and upon the termination of your employment (or at any time on the Employer’s request), you shall return to the Employer all such information that exists, whether in electronic, written, or other form (and all copies thereof) under your control. Without limiting the generality of the foregoing, you acknowledge signing and delivering to the Employer the Activision Employee Proprietary Information Agreement attached as Exhibit A hereto (the “Proprietary Information Agreement”) as of the Effective Date and you agree that all terms and conditions contained in such agreement, and all of your obligations and commitments provided for in such agreement, shall be deemed, and hereby are, incorporated into this Agreement as if set forth in full herein. You also acknowledge that upon termination of your employment for any reason whatsoever (or at any time on the Employer’s request), you will promptly deliver to the Employer or surrender to the Employer’s representative all property of the Activision Group, including without limitation, all documents and other materials (and all copies thereof) relating to the Activision Group’s business, all identification and access cards, all contact lists and third party business cards however and wherever preserved, and any equipment provided by the Activision Group, including computers, telephones, personal digital assistants, memory cards and similar devices which you possess or have in your custody or under your control. The provisions of this Section 8(e) shall survive the expiration or earlier termination of this Agreement.

(f)            Covenant Not to Solicit.

(i)            During your employment, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise: (a) offer employment to, or directly or indirectly solicit the employment or engagement of, or otherwise entice away from the employment of the Activision Group, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Activision Group; or (b) directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer or its affiliates.

(ii)           For a period of two (2) years following the Expiration Date (or such earlier date on which your employment is terminated pursuant to Section

10) for any reason whatsoever, you shall not, either alone or jointly, with or on behalf of others, directly or indirectly, whether as principal, partner, agent, shareholder, director, employee, consultant or otherwise, solicit the employment or engagement of, either for your own account or for any other person, firm or company, any person employed by the Activision Group, whether or not such person would commit any breach of a contract by reason of his or her leaving the service of the Employer or its affiliates.

(iii)          At all times following the Expiration Date (or such earlier date on which your employment is terminated pursuant to Section 10) for any reason whatsoever, you shall not use the confidential, trade secret information of the Activision Group or any other unlawful means to directly or indirectly solicit, induce or entice any client, customer, contractor, licensor, agent, partner or other business relationship of the Activision Group to terminate, discontinue, renegotiate or otherwise cease or modify its relationship with the Employer or its affiliates.

(iv)          You expressly acknowledge and agree that the restrictions contained in this Section 8(f) are reasonably tailored to protect the Activision Group’s confidential information and trade secrets, and are reasonable in all circumstances in scope, duration and all other respects. It is expressly agreed by the parties that if for any reason whatsoever any one or more of such restrictions shall (either taken by itself or themselves together) be adjudged to go beyond what is legally permissible for the protection of the legitimate interests of the Activision Group, that the prohibitions shall be in effect and upheld to the fullest extent permissible under applicable laws.

9.             Disability

(a)           If, during the Term, you become “Disabled”, you shall receive payment of an amount equal to three (3) times the Base Salary in effect at the time of your Disability, determined in accordance with Section 2(b); provided, however, that this amount shall be reduced by any disability payments you receive under any Employer-sponsored plan. The payment shall be made in a lump sum thirty (30) days following the determination of your Disability.

(b)           For purposes of this Agreement, “Disability” shall have the meaning set forth under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended and the rules and regulations promulgated thereunder (the “Code”). The existence of a Disability under Section 9(a) shall be determined by a physician mutually agreed upon by you and the Employer. If you and the Employer are unable to agree on such a physician, you and the Employer shall each appoint one physician and those two physicians shall appoint a third physician who shall make the determination of whether you have a Disability. You shall cooperate and make yourself available for any medical examination requested by the Employer with respect to any determination of your Disability within 10 days of such a request.

(c)           Nothing in this Section 9 shall reduce any right you may otherwise have to receive any disability benefits under any Employer-sponsored disability plan.

10.          Termination of Employment

(a)           Resignation by Employee. You promise not to resign your employment prior to the Expiration Date unless you have Good Reason (as defined in Section 10(d)) to do so. If you do resign the Employer may accept your resignation effective on the date set forth in your notice or any earlier date. You acknowledge that your resignation without Good Reason would damage the Employer in a variety of ways, such as by causing it to incur the costs of replacing you (e.g., headhunter fees and training expenses) and by causing it to lose revenues or profits (e.g., its resignation-related inability to secure or retain customers, implement business strategies, or pursue business opportunities); absent proof of greater damages, you agree that the minimum damages the Employer would suffer from such a resignation shall be presumed to equal 100% of the Base Salary you would have received during the otherwise remaining period prior to the Expiration Date following your breach.

(b)           By the Employer for Cause. At any time during the Term, the Employer may terminate your employment for “Cause”, which shall include, but not be limited to, a good-faith determination by the Employer that you:

(i)            engaged in willful, reckless or gross misconduct;

(ii)           materially breached this Agreement or any other agreement between the Employer or the Activision Group and you;

(iii)          committed, were convicted of, or pled no contest to a felony or crime involving dishonesty or moral turpitude;

(iv)          breached your Duty of Loyalty;

(v)           violated any material Activision Group policy; or

(vi)          materially failed to follow any lawful directive of the Employer.

In the case of any termination for Cause pursuant to clauses (ii), (iv) or (v), the Employer shall give you at least thirty (30) days written notice of its intent to terminate your employment. The notice shall specify (x) the effective date of your termination and (y) the particular acts or circumstances that constitute Cause for such termination. You shall be given the opportunity within fifteen (15) days after receiving the notice to explain why Cause does not exist or to cure any basis for Cause. Within fifteen (15) days after any such explanation or cure, the Employer will make its final determination regarding whether Cause exists and deliver such determination to you in writing. If the final decision is that Cause exists and no cure has occurred, your employment with the Employer shall be terminated for Cause as of the date of termination specified in the original notice. If the final decision is that Cause does not exist or a cure has occurred, your employment with the Employer shall not be terminated for Cause at that time. If your employment terminates for any reason other than a termination by the Employer for Cause, at a time when the Employer had Cause to terminate you (or would have had Cause if it then knew all relevant facts), your termination shall be treated as a termination by the Employer for Cause.

(c)           By the Employer Without Cause. The Employer may terminate your employment without Cause at any time during the Term and such termination shall not be deemed a breach by the Employer of any term of this Agreement or any other duty or obligation, expressed or implied, which the Employer may owe to you pursuant to any principle or provision of law.

(d)           By You for Good Reason. At any time during the Term, you may terminate your employment for “Good Reason”, which, for the purposes of this Agreement, shall mean that without your written agreement or other voluntary action on your part, the Employer:

(i)            reassigns your primary place of employment to a location that is more than fifty (50) miles from your primary place of employment as of the Effective Date and that materially and adversely affects your commute; or

(ii)           materially reduces your duties below those set forth in Section 4;

provided, however, that you must (x) provide the Employer with written notice of your intent to terminate this Agreement and your employment and a description of the event you believe constitutes Good Reason within thirty (30) days after the initial existence of the event and (y) the Employer shall have ninety (90) days after you provide the notice described above to cure the default that constitutes Good Reason (the “Cure Period”). You will have five (5) days following the end of the Cure Period to terminate your employment, after which Good Reason will no longer exist.

(e)           Death. In the event of your death during the Term, your employment shall terminate immediately as of the date of your death.

11.          Termination of Obligations and Severance Payments

(a)           General. Upon the termination of your employment pursuant to Section 10, your rights and the Employer’s obligations to you under this Agreement shall immediately terminate except as provided in this Section 11 and Section 12(t), and you (or your heirs or estate, as applicable) shall be entitled to receive the amounts or benefits set forth below. The payments and benefits provided pursuant to this Section 11 are (x) in lieu of any severance or income continuation protection under any plan of the Activision Group that may now or hereafter exist and (y) deemed to satisfy and be in full and final settlement of all obligations of the Activision Group to you under this Agreement. You shall have no further right to receive any other compensation benefits following your termination of employment for any reason except as set forth in this Section 11.

For the purposes of this Agreement, the following terms shall have the following meanings:

“Basic Severance” shall mean payment of (1) any earned but unpaid Base Salary through the date of your termination; (2) any earned but unpaid Annual Bonus for any fiscal year that ended prior to your termination; and (3) reimbursement of approved expenses due to you pursuant to Section 5.

“Bonus Severance” shall mean payment of a pro-rated annual bonus for the fiscal year in which your termination of employment occurs, in an amount equal to the bonus you would have received in accordance with Section 2(f) for such year if you had remained employed through the date such bonus would have been paid, multiplied by a fraction, the numerator of which is the number corresponding to the month in which the Termination Date occurs and the denominator of which is 12. For purposes of calculating the Bonus Severance, any personal, performance goals will be deemed attained at the greater of (i) target performance and (ii) actual performance.

“Termination Date” shall mean the effective date of your termination of employment pursuant to Sections 10(a)-(e).

(b)           Death. In the event your employment is terminated under Section 10(e):

(i)            Your heirs or estate shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the date of your death.

(ii)           Your heirs or estate shall receive payment of the Bonus Severance in a lump sum on June 15th of the year following the year in which your death occurs.

(iii)          Your heirs or estate shall receive payment of an amount equal to three (3) times the Base Salary (at the rate in effect at the time of your death) in a lump sum within thirty (30) days following the date of your death.

(iv)          All Equity Awards that would have vested during the twenty-four (24) months following your death shall immediately vest. All vested RSUs shall be paid in accordance with their terms and all vested Options shall remain exercisable until the earlier of (i) one (1) year after the date of your death or (ii) the original expiration date of the Options (unless that date is within six (6) months of your death, in which case the date that is six months of your death). Any Equity Awards that do not vest in accordance with this Section 11(b) will be cancelled immediately.

(v)           Payments and benefits under this Section 11(b) shall be in addition to any payments your beneficiaries or estate may be entitled to receive pursuant to any pension or employee benefit plan or life insurance policy maintained by the Employer.

(c)           Termination by the Employer Without Cause or by you for Good Reason. In the event the Employer terminates your employment under Section 10(c) or you terminate your employment under Section 10(d):

(i)            You shall receive payment of the Basic Severance in a lump sum within thirty (30) days following the Termination Date.

(ii)           During the period commencing on the Termination Date and ending on the six (6) month anniversary of the Termination Date (the “Initial Severance Period”), you shall receive payment of an amount (the “Initial Severance”) equal to the lesser of (x) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date, (y) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Initial Severance Period and (z) the maximum amount payable pursuant to a “separation pay plan” as set forth in Section 409A of the Code. Payment of the Initial Severance shall commence on the date the Release (as defined in Section 11(c)(vi) below) becomes effective and shall be paid in equal installments through the remainder of the Initial Severance Period in accordance with the Employer’s payroll practices in effect at the Termination Date. The Initial Severance is intended to constitute a “separation payment plan” for purposes of Section 409A of the Code.

(iii)          During the period commencing on the first day following the expiration of the Initial Severance Period and ending on the Expiration Date (the “Additional Severance Period”) you shall receive payment of an amount (the “Additional Severance”) equal to the difference, if any between (x) the Base Salary (at the rate in effect on the Termination Date) that you would have received had you remained employed through the Expiration Date and (y) the Initial Severance. The Additional Severance shall be paid in equal installments through the Additional Severance Period in accordance with the Employer’s payroll practices in effect at the time of Termination Date.

(iv)          You shall receive payment of the Bonus Severance in a lump sum on the later of (x) June 15th of the year following the year in which the Termination Date occurs and (y) the first day following the end of the Initial Severance Period.

(v)           All Equity Awards will continue to vest during the twenty-four (24) months following the Termination Date. The vested RSUs shall be paid in accordance with their terms and all vested Options shall remain exercisable until the earlier of (x) thirty (30) days after the applicable vesting date and (y) the original expiration date of the Options. Any Equity Awards that do not vest in accordance with this Section 11(c) will be cancelled immediately.

(vi)          Payment of the Initial Severance, the Bonus Severance, the Additional Severance and continued vesting of the Equity Awards pursuant to this Section 11(c) are conditioned upon your execution of a waiver and release agreement in a form prepared by the Employer (the “Release”) and the Release becoming effective and irrevocable in its entirety. If the Release does not become effective and irrevocable on or prior to the last date of the Initial Severance Period, you shall not be entitled to any payments or benefits pursuant to this Section 11(b) other than the Basic Severance.

(vii)         If you are entitled to receive payments as a result of a Disability pursuant to Section 9, then upon a subsequent or concurrent termination of employment, you shall only be entitled to the payments under Sections 11(c)(i), (iv) and (v).

(d)           Termination For Cause or Termination In Breach of Section 10(a). In the event your employment and this Agreement is terminated by the Employer under Section 10(b) or you terminate your employment in breach of Section 10(a), then:

(i)            You shall receive payment of the Basic Severance in a lump sum thirty (30) days following the Termination Date; and

(ii)           All outstanding Equity Awards shall cease to vest and, whether or not vested, shall no longer be exercisable and shall be cancelled immediately.

(e)           Breach of Post-termination Obligations. In the event that you breach any of your obligations under Section 8, the Employer’s obligation, if any, to make payments and provide benefits under Section 11 (other than payment of the Basic Severance) shall immediately and permanently cease and you shall not be entitled to any such payments or benefits.

12.          General Provisions

(a)           Entire Agreement. This Agreement and the Proprietary Information Agreement, supersedes all prior or contemporaneous agreements and statements, whether written or oral, concerning the terms of your employment with the Activision Group, and no amendment or modification of these agreements shall be binding unless it is set forth in a writing signed by both the Employer and you. To the extent that this Agreement conflicts with any of the Employer’s policies, procedures, rules or regulations, this Agreement shall supersede the other policies, procedures, rules or regulations.

(b)           Use of Employee’s Name. Employer shall have the right, but not the obligation, to use your name, voice or likeness for any publicity or advertising purpose.

(c)           Assignment. The Employer may assign this Agreement or all or any part of its rights and obligations under this Agreement to any entity which succeeds to all or substantially all of the Employer’s stock or assets (whether by merger, acquisition, consolidation, reorganization or otherwise) and following such assignment all references to the Employer shall be deemed to refer to such assignee.

(d)           No Conflict with Prior Agreements. You represent to the Employer that neither your commencement of employment under this Agreement nor the performance of your duties under this Agreement conflicts or will conflict with any contractual or legal commitment on your part to any third party, nor does it or will it violate or interfere with any rights of any third party.

(e)           Successors. This Agreement shall be binding on and inure to the benefit of the Employer and its successors and assigns. This Agreement shall also be binding on and inure to the benefit of you and your heirs, executors, administrators and legal representatives.

(f)            Waiver. No waiver by you or the Employer at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

(g)           Prevailing Law. Nothing contained in this Agreement shall be construed so as to require the commission of any act contrary to law and wherever there is any conflict between any provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

(h)           Expiration. This Agreement does not constitute a commitment of the Employer with regard to your employment, express or implied, other than to the extent expressly provided for herein. Upon the Expiration Date, or, if earlier, the termination of this Agreement pursuant to Section 10, it is the contemplation of both parties that your employment with the Activision Group shall cease, and that neither the Employer nor you shall have any obligation to the other with respect to your continued employment.

(i)            Taxation. The Employer may withhold from any payments made under the Agreement all federal, state, city or other applicable taxes as shall be required pursuant to any law, governmental regulation or ruling.

(j)            Choice of Law. Except to the extent governed by Federal law, this Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of law principles.

(k)           Immigration. In accordance with the Immigration Reform and Control Act of 1986, employment under this agreement is conditioned upon satisfactory proof of your identity and legal ability to work in the United States.

(l)            Arbitration. All disputes relating to your employment (or its termination), including disputes relating to your employment and this Agreement, shall be resolved by final and binding arbitration in accordance with this Section. The arbitration will be conducted by an impartial arbitrator experienced in employment law selected from  the JAMS  panel of arbitrators in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this Section). You understand that the Employer and you are waiving the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that the Employer and you are giving up any right to a jury trial. The Arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.

The Employer will pay any filing fee and the fees and costs of the arbitrator, unless you initiate the claim, in which case you only will be required to contribute an amount equal to the filing fee for a claim initiated in a court of general jurisdiction in the State of California. The arbitrator shall award attorneys’ fees and costs to the prevailing party, unless prohibited by applicable law. This arbitration obligation shall not prohibit the Employer or you from filing a claim with an administrative agency, nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in Santa Monica, California or the city in which you were last employed by the Employer, unless the Employer and you agree otherwise.

(m)          Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under existing or future laws effective during the Term, such provisions shall be fully severable, the Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal and enforceable.

(n)           Services Unique. You recognize that the services being performed by you under this Agreement are of a special, unique, unusual, extraordinary and intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated for in damages in the event of a breach of this Agreement by you (particularly, but without limitation, with respect to the provisions hereof relating to the exclusivity of your services and the provisions of Sections 10 and 11 of this Agreement).

(o)           Injunctive Relief. In the event of a breach of or threatened breach of the provisions of this Agreement regarding the exclusivity of your services and the provisions of Sections 8 and 10 of this Agreement, you agree that any remedy of law would be inadequate.  Accordingly, you agree that the Employer is entitled to obtain injunctive relief for such breaches or threatened breaches. The injunctive relief provided for in this Section 12(o) is in addition to, and is not in limitation of, any and all other remedies at law or in equity otherwise available to the applicable party. The parties agree to waive the requirement of posting a bond in connection with a court or arbitrator’s issuance of an injunction.

(p)           Subsequent Employment. You shall receive the payments and benefits under Section 11 (other than payment of the Basic Severance) only for the time period that you do not obtain subsequent employment and/or provide services of any kind for compensation, whether as principal, owner, partner, agent, shareholder, director, employee, consultant, advisor or otherwise, to any person, company, venture or other person or business entity. If, at any time, you obtain subsequent employment or provide services as set forth in the prior sentence, payments and benefits under Section 11 shall cease immediately.

(q)           Remedies Cumulative. The remedies in this Agreement are not exclusive, and the parties shall have the right to pursue any other legal or equitable remedies to enforce the terms of this Agreement.

(r)            Headings. The headings set forth herein are included solely for the purpose of identification and shall not be used for the purpose of construing the meaning of the provisions of this Agreement.

(s)           Section 409A.

(i)            If any amounts that become due under this Agreement constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code, payment of such amounts shall not commence until you incur a “Separation from Service” (as defined below).

(ii)           Notwithstanding anything herein to the contrary, if you are a “Specified Employee,” for purposes of Section 409A of the Code, on the date on which you incur a Separation from Service, any payment hereunder that provides for the “deferral of compensation” within the meaning of Section 409A of the Code shall not be paid or commence to be paid on any date prior to the first business day after the date that is six months following your “Separation from Service” (the “409A Suspension Period”); provided, however, that a payment delayed pursuant to the preceding clause shall commence earlier in the event of your death prior to the end of the six-month period. Within 14 calendar days after the end of the 409A Suspension Period, you shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence. Thereafter, you shall receive any remaining benefits as if there had not been an earlier delay.

(iii)          For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(i)(A) of the Code and determined in accordance with the default rules under Section 409A of the Code. “Specified Employee” shall have the meaning set forth in Section 409A(a)(2)(B)(1) of the Code, as determined in accordance with the uniform methodology and procedures adopted by the Employer and then in effect.

(iv)          Anything in this Agreement to the contrary notwithstanding, no reimbursement payable to you pursuant to any provisions of this Agreement or pursuant to any plan or arrangement of the Activision Group covered by this Agreement shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, except to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Code. No amount reimbursed during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year.

(v)           The provisions of this Agreement are intended to satisfy the applicable requirements of Section 409A of the Code with respect to amounts subject thereto and shall be performed, interpreted and construed consistent with such intent. If any provision of this Agreement does not satisfy such requirements or could otherwise cause you to recognize income under Section 409A of the Code, you and the Employer agree to negotiate in good faith an appropriate modification to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the requirements of Section 409A of the Code or otherwise causing the recognition of income thereunder.

(t)            Section 280G. Notwithstanding anything herein to the contrary, in the event that you receive any payments or distributions, whether payable, distributed or distributable pursuant to the terms of this Agreement or otherwise, that constitute “parachute payments” within the meaning of Section 280G of the Code, and the net after-tax amount of the parachute payment is less than the net after-tax amount if the aggregate payment to be made to you were three times your “base amount” (as defined in Section 280G(b)(3) of the Code), less $1.00, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times your base amount, less $1.00. The determinations to be made with respect to this Section 12(s) shall be made by a certified public accounting firm designated by the Employer.

(u)           Survivability. The provisions of Sections 2(f), 8, 12(l), 12(m), 12(o), 12(p) and 12(r) shall survive the termination or expiration of this Agreement.

(v)           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

(w)          Legal Counsel. You acknowledge that you have been given the opportunity to consult with legal counsel or any other advisor of your own choosing regarding this Agreement. You understand and agree that any attorney retained by the Employer or any member of management who has discussed any term or condition of this Agreement with him or with you is only acting on behalf of the Employer and not on your behalf.

(x)            Right to Negotiate. You hereby acknowledge that you have been given the opportunity to participate in the negotiation of the terms of this Agreement. You acknowledge and confirm that you have read this Agreement and fully understand its terms and contents.

13.          Notices

All notices which either party is required or may desire to give the other shall be in writing and given either personally or by depositing the same in the United States mail addressed to the party to be given notice as follows:

To the Employer:	Activision Publishing, Inc. 3100 Ocean Park Boulevard

Santa Monica, California 90405 Attention: Chief Executive Officer

To You:	3041 Hutton Drive Beverly Hills, California 90210

Either party may by written notice designate a different address for giving of notices. The date of mailing of any such notices shall be deemed to be the date on which such notice is given.

ACCEPTED AND AGREED TO:

Employer		Employee

ACTIVISION PUBLISHING, INC.

By:	/s/ Michael Griffith	/s/ George Rose
Michael Griffith		George Rose
Chief Executive Officer and President

Date:	September 13, 2007	Date:	September 11, 2007

Exhibit A

Proprietary Information Agreement

[TO COME]